Exhibit 99.1

NEWS RELEASE

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 14, 2016

SKYLINE REPORTS RESULTS FOR FISCAL 2016 THIRD QUARTER AND FIRST NINE MONTHS

In the third quarter of fiscal 2016, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $47,697,000, an increase of 25% over net sales of $38,109,000 from continuing operations in the year ago quarter.

•	Net loss from continuing operations of $514,000 as compared to a net loss of $2,911,000 from continuing operations in the third quarter of fiscal 2015.

•	Net loss from discontinued operations of $6,000 as compared to a net loss of $86,000 from discontinued operations in the third quarter of fiscal 2015.

•	Net loss of $520,000 or $0.06 per share as compared to a net loss of $2,997,000 or $0.36 per share in the third quarter of fiscal 2015.

In the first nine months of fiscal 2016, the Corporation reported the following results:

•	Net sales from continuing operations of $155,123,000, an increase of 13% over net sales of $137,380,000 from continuing operations in the year ago quarter.

•	Net income from continuing operations of $339,000 as compared to a net loss of $4,039,000 from continuing operations in the first nine months of fiscal 2015.

•	Net income from discontinued operations of $13,000 as compared to a net loss of $6,175,000 from discontinued operations in the first nine months of fiscal 2015.

•	Net income of $352,000 or $0.04 per share as compared to a net loss of $10,214,000 or $1.22 per share in the first nine months of fiscal 2015.

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

NEWS RELEASE

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

Commenting on this quarter’s results, President and Chief Executive Officer Richard Florea said, “Our quarterly results represent a significant improvement over the prior year’s third quarter performance. We are pleased, but not yet satisfied, with the progress we have made in our operational improvement initiatives. Our top line continues to improve and we saw sales growth both with our community partners and our independent retailers.”

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Net sales from continuing operations	$47,697	$38,109	$155,123	$137,380

(Loss) income from continuing operations, net of taxes	(514)	(2,911)	339	(4,039)
(Loss) income from discontinued operations, net of taxes	(6)	(86)	13	(6,175)

Net (loss) income	$(520)	$(2,997)	$352	$(10,214)

Basic (loss) income per share	$(.06)	$(.36)	$.04	$(1.22)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	February 29, 2016	May 31, 2015
ASSETS	(Unaudited)

Cash	$6,260	$4,995
Accounts receivable	12,738	15,288
Inventories	10,923	9,119
Workers’ compensation security deposit	1,749	1,732
Other current assets	424	447

Total Current Assets	32,094	31,581

Property, Plant and Equipment, net	11,103	11,569

Other Assets	7,325	7,289

Total Assets	$50,522	$50,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,381	$3,033
Accrued liabilities	12,575	12,084

Total Current Liabilities	14,956	15,117

Total Non-Current Liabilities	11,784	11,949

Common stock	312	312
Additional paid-in capital	4,985	4,928
Retained earnings	84,229	83,877
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	23,782	23,373

Total Liabilities and Shareholders’ Equity	$50,522	$50,439